                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR INVESTMENTS IN THE CUSTODY
                       OF MANAGEMENT INVESTMENT COMPANIES

                   Pursuant to Rule 17f-2 [17 CRF 270.17f-2]

-------------------------------------------------------------------------------
1. Investment Company Act File Number:              Date examination completed:

             814-00138                                   September 30, 1998

-------------------------------------------------------------------------------
2. State Identification Number:
-------------------------------------------------------------------------------
AL             AK             AZ             AR             CA             CO
-------------------------------------------------------------------------------
CT             DE             DC             FL             GA             HI
-------------------------------------------------------------------------------
ID             IL             IN             IA             KS             KY
-------------------------------------------------------------------------------
LA             ME             MD             MA             MI             MN
-------------------------------------------------------------------------------
MS             MO             MT             NE             NV             NH
-------------------------------------------------------------------------------
NJ             NM             NY             NC             ND             OH
-------------------------------------------------------------------------------
OK             OR             PA             RI             SC             SD
-------------------------------------------------------------------------------
TN             TX             UT             VT             VA             WA
-------------------------------------------------------------------------------
WV             WI             WY             PUERTO RICO
-------------------------------------------------------------------------------
Other (specify):

-------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

   Allied Capital Corporation
-------------------------------------------------------------------------------
4. Address of principal executive office:(number, street, city, state, zip code)

   1919 Pennsylvania Avenue, N.W.;  Washington, DC  20006
-------------------------------------------------------------------------------
INSTRUCTIONS
This Form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company
1. All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.
Accountant
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                     [MATTHEWS, CARTER AND BOYCE LETTERHEAD]

Board of Directors
Allied Capital Corporation
1919 Pennsylvania Avenue, NW, 3rd Floor
Washington, D.C.  20006

        In compliance with Rule 17f-2 promulgated under the Investment Company Act of 1940, we have made an examination of the investment accounts shown by the books and records of Allied Capital Corporation (formerly known as Allied Capital Lending Corporation) as of September 30, 1998 (Investment Company Act File Number 814-138). Our examination was made in accordance with generally accepted auditing standards.

        Securities owned as of the close of business on September 30, 1998, shown by the books and records examined by us which were accounted for by count, inspection or confirmation, except for those which related to recently disbursed loans or which were out for transfer on that date, which were accounted for by other means.

                                          /s/MATTHEWS, CARTER AND BOYCE

March 25, 1999